UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 18, 2025
KONTOOR BRANDS, INC.

(Exact name of registrant as specified in charter)

North Carolina	001-38854	83-2680248
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)
400 N. Elm Street
Greensboro, North Carolina 27401
(Address of principal executive offices)
(336) 332-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, no par value	KTB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 18, 2025, Kontoor Brands, Inc. (the “Company”), Canadian Tire Corporation, Limited (“Seller”) and Kontoor Nordic Holdings AS, a wholly-owned subsidiary of the Company (“Buyer”), entered into a Share Purchase Agreement (the “Purchase Agreement”) pursuant to which, subject to the satisfaction or waiver of the conditions contained therein, the Company will acquire all of the issued and outstanding share capital of CTC Triangle B.V., a Netherlands private limited liability company, which is the parent of a group of companies (the “Group Companies”) operating Helly Hansen, the global outdoor and workwear brand, (the “Acquisition”) for a total consideration of approximately $900 million.
The Acquisition, which has been approved by the Company’s Board of Directors, is expected to close in the second fiscal quarter of 2025, subject to the satisfaction or waiver of certain customary closing conditions, including, among other things: (i) the accuracy of the representations and warranties of each party to the Purchase Agreement; (ii) the performance by each party of its obligations and covenants in all material respects; (iii) the absence of a material adverse effect between the signing of the Purchase Agreement and the closing of the Acquisition; (iv) the expiration of any waiting period applicable to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of consents under competition laws in certain foreign jurisdictions; (v) the absence of any applicable law or order prohibiting the Acquisition; and (vi) the absence of any litigation challenging the Acquisition.
The Purchase Agreement contains customary representations, warranties and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. The covenants relate to, among other things, the following: (i) Seller’s obligation to operate the Group Companies in all material respects in the ordinary course of business between execution of the Purchase Agreement and the closing of the Acquisition; (ii) Seller’s obligation to cause the Group Companies to refrain from taking certain types of actions without Buyer’s prior written consent; (iii) each party’s obligations to use their reasonable efforts to obtain certain waivers, consents and approvals, to effect certain registrations and filings, and to take certain other actions, necessary or advisable to complete the Acquisition as promptly as practical; (iv) Seller’s obligation to implement a pre-closing reorganization; and (v) negotiation and entry into a multi-year commercial supply agreement between Seller and a Group Company.
The Purchase Agreement may be terminated by mutual written agreement of Buyer and Seller or by either Buyer or Seller in limited circumstances, including, among other things, (i) certain uncured breaches of any representation, warranty, covenant or obligation in the Purchase Agreement by the other party; (ii) failure to complete the Acquisition by September 18, 2025; and (iii) the existence of a law or an order by a regulatory authority prohibiting the Acquisition.
The Company intends to finance the Acquisition through a combination of excess cash on hand and debt financing.
The Purchase Agreement and the press release issued by the Company in connection with the execution of the Purchase Agreement are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference. The summary of the material provisions of the Purchase Agreement set forth above is qualified in its entirety by reference to the Purchase Agreement filed as an exhibit hereto. The representations and warranties contained in the Purchase Agreement were made by the parties to each other as of specific dates and the assertions embodied in these representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from what may be viewed as material to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
2	Share Purchase Agreement, dated as of February 18, 2025, among Kontoor Nordic Holdings AS, Kontoor Brands, Inc. and Canadian Tire Corporation, Limited.*
99	Press release issued by Kontoor Brands, Inc., dated February 19, 2025, announcing definitive agreement to acquire Helly Hansen.
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
___________________
* The disclosure schedules and similar attachments to this agreement are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedules or attachments to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONTOOR BRANDS, INC.
Date: February 21, 2025	By:	/s/ Thomas L. Doerr, Jr.
	Name:	Thomas L. Doerr, Jr.
	Title:	Executive Vice President, General Counsel and Secretary